Exhibit 10.1
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

SURVEYOR KIT PATENT, TECHNOLOGY,
AND INVENTORY PURCHASE AGREEMENT
This SURVEYOR KIT PATENT, TECHNOLOGY, AND INVENTORY PURCHASE AGREEMENT (together with the Schedule(s) hereto, this “Agreement”), dated as of, July 1, 2014 (the “Effective Date”), is entered into by and between Transgenomic, Inc. (“Transgenomic”), having a place of business at 12325 Emmet Street, Omaha, Nebraska 68164, and Integrated DNA Technologies, Inc. (“IDT”), having a place of business at 1710 Commercial Park, Coralville, Iowa 52241. Transgenomic and IDT may be referred to individually as a “Party” and collectively as the “Parties”.
BACKGROUND

Whereas, Transgenomic has developed and is the manufacturer of the Surveyor Kits, and is the owner of the Surveyor Kit Patents and Surveyor Kit Technology (as each term is defined below) pertaining thereto;

Whereas, Transgenomic and Fox Chace Cancer Center (“FCCC”) are parties to that certain License Agreement dated August 9, 2000, as amended August 9, 2002 (the “License Agreement”), pursuant to which Transgenomic has been granted an exclusive license to certain patents and technology of FCCC; and

Whereas, IDT desires to purchase the Surveyor Kits product line, the Surveyor Kit Patents and Surveyor Kit Technology, and to be assigned Transgenomic’s rights in and to the License Agreement, and Transgenomic is willing to do so on the general terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Additional Payment” means Six Hundred Thousand United States Dollars ($600,000.00).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Confidential Information” means any information, disclosed by a Party to the other Party, whether disclosed before or after the Effective Date, in written, oral or electronic form, by inspection of tangible objects (including without limitation documents, prototypes, samples and equipment), or display of intangible objects (such as slide presentations and other intangible audio and/or visual forms of disclosure) that is (i)

marked or identified orally or in writing as “Confidential,” “Proprietary” or a similar designation at the time of disclosure; (ii) would reasonably be expected to be confidential in nature at the time of disclosure; or (iii) is disclosed under circumstances under which it reasonably appears that said information would not be disclosed to the receiving Party without the receiving Party’s commitment to treat the information as confidential. Confidential Information shall include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, prototypes, products, formulas, business or financial information, contracts with third parties wherein the existence of such contracts have an obligation of confidentiality, unpublished research and development information, product and marketing plans, customer, licensor, and supplier information and all information generated therefrom including, without limitation, analyses, summaries, extracts and evaluations thereof.
Confidential Information shall not include any information that: (i) was publicly known prior to the time of disclosure by the disclosing Party hereunder; (ii) enters the public domain after the time of its disclosure hereunder through means other than an unauthorized disclosure resulting from an act or improper inaction or omission by the receiving Party; (iii) was already in the possession of the receiving Party prior to the time of disclosure by the disclosing Party; (iv) is or was disclosed to the receiving Party at any time, whether prior to or after the time of its disclosure hereunder, by a third party having no fiduciary relationship with the disclosing Party and having no obligation of confidentiality or non-use with respect to such information; or (v) is required by law to be disclosed by the receiving Party.
“Earn Out Period” means the period beginning on October 1, 2014 and ending on September 30, 2015.
“Field of Use” means clinical uses, including, without limitation, the provision of diagnostic and pharmaceutical services, and any other clinical uses in connection with Transgenomic’s biomarker identification business unit. The Field of Use shall specifically and expressly exclude (i) the manufacture and sale of all commercial research products and commercial research services (commercial research services, for purposes of clarity, exclude biomarker assay development services), (ii) applications governing the manufacture or quality control of commercial research products and services, and (iii) the quantification of the use of gene editing technologies, including CRISPR-CAS 9, TALON, and Zinc-Finger Nuclease technologies, in pharmaceutical research and development.
“Improvements” means any improvements, modifications, enhancements, additions, revisions, extensions, upgrades, updates or derivatives of any kind.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.
“Licensed Improvements” means all Improvements to the Surveyor Kits, the subject matter of the Surveyor Kit Patents, or to the Surveyor Kit Technology, in any case that are created, conceived, reduced to practice, developed, or otherwise acquired by IDT during the one (1) year period following the Effective Date.
“LOI” means that certain Letter of Intent by and between the Parties dated May 28, 2014.
“Losses” means all losses, damages, liabilities, claims, actions, judgments, settlements, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees.
“Net Sales” means the gross amount invoiced by IDT or an Affiliate thereof (or any third party licensee or sublicensee) on all sales of Surveyor Kit Products, less (a) discounts actually taken, (b) prepaid freight; and (c) sales taxes or other governmental charges actually paid in connection with sales of Surveyor Kit Products (but excluding what are commonly known as income taxes).
“Optioned Improvements” means all Improvements to the Surveyor Kits, the subject matter of the Surveyor Kit Patents, or to the Surveyor Kit Technology, in any case that are created, conceived, reduced to practice, developed, or otherwise acquired by IDT following the Effective Date, other than the Licensed Improvements.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.
“Research Market” means the market of universities, academic institutions, pharmaceutical and biotechnology companies carrying out basic research, applied research, or developing, manufacturing or selling commercial research products or services, but excluding, in any event, the Field of Use. The Research Market shall expressly include (i) the manufacture and sale of all commercial research products and commercial research services (commercial research services, for purposes of clarity, exclude biomarker assay development services), (ii) applications governing the manufacture or quality control of commercial research products and services, and (iii) the quantification of the use of gene editing technologies, including CRISPR-CAS 9, TALON, and Zinc-Finger Nuclease technologies in pharmaceutical research and development.
“Surveyor Kit Customer List” means the current list of Surveyor Kit customers as maintained by Transgenomic.
“Surveyor Kit Inventory” means a minimum of (3) three months of inventory of the Surveyor Kits, and all raw materials in Transgenomic’s possession as of the Effective Date intended for use in the Surveyor Kits.
“Surveyor Kit Materials” means books, reports, records, documentation, and other materials in tangible form that (i) are owned by Transgenomic, (ii) are in Transgenomic’s possession, and (iii) solely embody Surveyor Kit Technology.

“Surveyor Kit Patents” means those patents and patent applications set forth on Schedule 1 hereto.
“Surveyor Kit Products” means the Surveyor Kits and all other products of IDT which infringe upon any claim of any Surveyor Kit Patent or which otherwise use or incorporate any Surveyor Kit Technology (as that term is defined below).
“Surveyor Kits” means those kits developed and, as of the Effective Date, manufactured by Transgenomic which detect mutations and polymorphisms in DNA using celery derived nuclease which are currently marketed by Transgenomic under the Surveyor Kit Trademark.
“Surveyor Kit Technology” means all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether or not patentable), discoveries, designs, drawings, processes, formulae, methods, data, algorithms, protocols, technical information, knowledge, and know-how of Transgenomic, in each case that are exclusively used by Transgenomic in connection with the Surveyor Kits.
“Surveyor Kit Trademark” means U.S. Trademark Registration No. 3038985, for the trademark “SURVEYOR”, and all common law and foreign trademark rights with respect thereto.
2.    Transfer of Assets.
2.1    Assignment and Sale. Subject to and upon the terms, conditions, and limitations set forth in this Agreement, Transgenomic hereby sells, assigns, transfers, and delivers to IDT, and IDT hereby purchases, acquires, accepts, and assumes from Transgenomic:
(a)    all right, title, and interest of Transgenomic in and to the Surveyor Kit Patents, the Surveyor Kit Trademark and all goodwill of the Surveyor Kit business associated therewith, and the Surveyor Kit Technology, including the right to claim priority to any of the preceding, the same to be held by IDT for IDT’s own use and enjoyment, and for the use and enjoyment of IDT’s successors, assigns and other legal representatives, as fully and entirely as the same would have been held and enjoyed by Transgenomic if this Agreement had not been made, together with all rights to income, royalties, and license fees deriving therefrom, all claims for damages by reason of future infringements of the foregoing, and the right to sue for and collect such damages as permitted under the applicable laws for any jurisdiction or country in which such claims may be asserted;
(b)    the Surveyor Kit Inventory;
(c)    subject to the confidentiality obligations set forth in Section 7 hereof, the Surveyor Kit Materials and the Surveyor Kit Customer List; and
(d)    the License Agreement, including, without limitation, all of Transgenomic’s rights and obligations thereunder, and any liabilities arising under or accruing therewith on or after the Effective Date.

2.2    Assistance. Transgenomic agrees, at IDT’s request and without charge to IDT, to execute documents, including powers of attorney, applications, assignments, declarations, affidavits, or other papers in connection therewith, which are reasonably necessary to perfect in IDT the benefits, enjoyment, rights, title and interest of and with respect to the Surveyor Kit Patents, the Surveyor Kit Trademark, and the Surveyor Kit Technology. Transgenomic agrees, at IDT’s request and expense, to assist and cooperate in enforcement of the Surveyor Kit Patents, the Surveyor Kit Trademark, and the Surveyor Kit Technology, including providing documents and materials in the possession or control of Transgenomic, testifying in legal proceedings, signing lawful papers, and making lawful oaths.
2.3    Delivery. Transgenomic will promptly make all Surveyor Kit Inventory and, subject to Section 7 hereof, Surveyor Kit Materials available to IDT for pickup at Transgenomic’s facility, provided that Transgenomic shall be entitled to retain a copy of any Surveyor Kit Materials to the extent necessary or useful for Transgenomic to exercise the license rights granted to Transgenomic hereunder. For purposes of clarity, from and after the Effective Date, IDT will be responsible for procuring all insurance for the Surveyor Kit Inventory and Surveyor Kit Materials that IDT deems necessary or desirable, and, as the owner of the Surveyor Kit Inventory and Surveyor Kit Materials, IDT will bear all risk of loss and be responsible for all damage (other than due to the gross negligence or willful misconduct of Transgenomic) to the Surveyor Kit Inventory and Surveyor Kit Materials from and after the Effective Date.
3.    Technology Transfer. Transgenomic will, until […***…], provide up to […***…] cumulative hours of assistance to IDT to reasonably assist IDT in the transition of the Surveyor Kit product line to IDT, including with respect to the use of the Surveyor Kit Technology and the manufacture of the Surveyor Kits. All assistance provided under this Section 3 shall be during Transgenomic’s standard business hours and shall, unless otherwise agreed upon by the Parties, be provided via telephonic or e-mail communications, on site at Transgenomic’s facility, or on site at IDT’s Iowa facility. After […***…], and continuing until […***…], Transgenomic will, at IDT’s request and expense, provide an additional […***…] hours of reasonable assistance to IDT with respect to its manufacture of the Surveyor Kits, provided that any additional assistance shall be reasonably apportioned over the period and provided under Transgenomic’s standard terms and conditions and on a time and materials basis.

* Confidential Treatment Requested

4.    License Back.
4.1    Patent and Technology License Back. IDT hereby irrevocably and unconditionally grants to Transgenomic a worldwide, irrevocable, exclusive, fully paid-up, royalty-free, transferable (to the extent set forth in Section 14.7) right and license under the Surveyor Kit Patents and Surveyor Kit Technology, all Licensed Improvements thereto, and all rights of any kind or nature licensed under the License Agreement, with the right to grant and authorize sublicenses, to: (i) make, have made, use, offer to sell, sell, import, distribute and otherwise dispose of Surveyor Kits, products, and services in the Field of Use (and to have such products and services used and practiced on Transgenomic’s behalf); and (ii) develop, implement, make, have made, test, use, practice, import, distribute or otherwise dispose of, reproduce, modify, support, display, disclose and create Improvements and other derivative works of and otherwise commercialize and exploit in any manner the Surveyor Kit Technology in the Field of Use. For clarification, the foregoing includes the right for Transgenomic to have any other Person exercise any of the rights or licenses granted to Transgenomic hereunder for the benefit of and on behalf Transgenomic.
4.2    Trademark License Back. IDT hereby grants to Transgenomic a worldwide, exclusive, fully paid-up, royalty-free, transferable (to the extent set forth in Section 14.7) right and license under the Surveyor Kit Trademark to use and display the Surveyor Kit Trademark in connection with the Surveyor Kits and any other products or services offered by or on behalf of Transgenomic in the Field of Use covered by the Surveyor Kit Patents or Surveyor Kit Technology, including, without limitation, the right to use and display the Surveyor Kit Trademark in marketing materials, advertisements, on Transgenomic’s website, on product packaging, and on other collateral, in each case solely in connection with the Field of Use. Transgenomic will use commercially reasonable efforts to maintain and enhance the goodwill of the Surveyor Kit Trademark and to ensure that Transgenomic’s use of the Surveyor Kit Trademark will not tarnish, blur, or dilute the quality associated therewith, or the associated goodwill. IDT may, no more frequently than twice per calendar year, request a reasonable number of samples of any products or services offered by Transgenomic under the Surveyor Kit Trademark and copies of any use of the Surveyor Kit Trademark in order to monitor Transgenomic’s compliance with this Section 4.2.
4.3    Royalties. The licenses granted to Transgenomic in Section 4.1 and 4.2 are royalty-free, provided that Transgenomic agrees to pay any royalties payable to FCCC pursuant to the License Agreement as a result of such licenses.
4.4    Notification of Improvements. IDT agrees to promptly notify Transgenomic of any Improvements to the Surveyor Kits, the subject matter of the Surveyor Kit Patents, or to the Surveyor Kit Technology, in any case which are created, conceived, reduced to practice, developed, or otherwise acquired by IDT and, subject to Section 7, to provide Transgenomic with a summary and all details requested by Transgenomic with respect to such Improvements.

4.5    License to Optioned Improvements. IDT hereby grants to Transgenomic an option to be granted a license to the Optioned Improvements, which license will have a scope substantially identical to the license set forth in Section 4.1. The foregoing option may be exercised at any time by Transgenomic by providing written notice of the same to IDT. Upon exercise of the option, the Parties agree to negotiate in good faith the terms and conditions of such license (which terms and conditions will be substantially identical to the terms and conditions of this Agreement as this Agreement pertains to license granted to Transgenomic in Section 4.1 hereof), including a royalty rate for such license, which royalty rate will be commercially reasonable.
4.6    No Implied Licenses. Except for the rights specifically granted by this Agreement, neither Party shall be deemed to acquire any rights under any intellectual property rights of the other Party, whether by implication, estoppel or otherwise.
5.    Manufacturing Services. Concurrently with execution of this Agreement the Parties are entering into that certain Manufacturing Services Agreement, pursuant to which IDT agrees to manufacture for Transgenomic all of its requirements of the Surveyor Kits, to be sold to Transgenomic at cost plus […***…], plus an additional […***…] passthrough if a royalty is payable to FCCC under the License Agreement for such sales.
6.    Consideration.
6.1    Initial Payment. IDT will pay Transgenomic an initial payment of Three Million, Six Hundred Fifty Thousand United States Dollars ($3,650,000) (the “Initial Payment”) immediately upon execution of this Agreement.
6.2    Additional Payment; Earn Out. IDT will pay Transgenomic an additional payment of Six Hundred Thousand United States Dollars ($600,000) (the “Additional Payment”) as set forth in Section 6.2(a) below and an earn out payment (the “Earn Out Payment”) as set forth in Sections 6.2(b) and 6.2(c) below.
(a)    Additional Payment. Payment of the Additional Payment is due to Transgenomic in four equal installments of One Hundred Fifty Thousand Dollars ($150,000), with an installment payable on the following dates: (i) October 1, 2014, (ii) January 1, 2015, (iii) April 1, 2015, and (iv) July 1, 2015.
(b)    Earn Out Payment. In the event that the Net Sales exceed […***…] during the Earn Out Period, then IDT will pay Transgenomic […***…] of such excess Net Sales no later than October 31, 2015. If the Net Sales do not exceed such amount then IDT will provide Transgenomic with written notice of the same on or prior to October 31, 2015.

* Confidential Treatment Requested

(c)    Calculation of Net Sales.  On non-arm’s-length sales of Surveyor Kit Products by IDT to licensees or Affiliate(s) where such licensees or Affiliate(s) are the end users (i.e., the sales are not for resale purposes), or on sales made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 6.2 to said transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality of Surveyor Kit Products on or about the time of said transaction. Sales of Surveyor Kit Products by IDT to any Affiliate or licensee or by any licensee to an Affiliate of such licensee or other sublicensee which is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of such Surveyor Kit Products by such Affiliates or licensees to unrelated third parties shall be deemed Net Sales hereunder.
6.3    Payment Terms and Statements.
(a)    In General. The Initial Payment, Additional Payment and Earn Out Payment payable under this Agreement shall be paid in US dollars by wire transfer to a bank account to be designated in writing by Transgenomic. For the purpose of converting the local currency for any payments into US dollars, the rate of exchange to be applied shall be the rate of exchange in effect for the date when the relevant payment first becomes due as reported in the Wall Street Journal.
(b)    Payment Statement. Any payment or notice given to Transgenomic pursuant to Section 6.2(b) shall be accompanied by a statement (a “Payment Statement”) showing:

(i)	the total number of Surveyor Kit Products manufactured and sold, transferred or otherwise disposed of by IDT, its Affiliates, or its licensees (or sublicensees) during the Earn Out Period;

(ii)	the total Net Sales of all Surveyor Kit Products sold, transferred or otherwise disposed of by IDT, its Affiliates, or its licensees (or sublicensees) during the Earn Out Period;

(iii)	the method used to calculate the Net Sales and the Earn Out Payment, including an identification of all deductions taken to calculate the same;

(iv)	the exchange rate used for calculating any Net Sales and Earn Out Payment; and

(v)	such other particulars as are reasonably necessary for Transgenomic to verify an accurate accounting of the Net Sales and Earn Out Payment (if any) due pursuant to this Agreement.

(c)    Late Payment. If the Initial Payment is not received by Transgenomic on the Effective Date or any installments of the Additional Payment or the Earn Out Payment are not received by Transgenomic within thirty (30) days after becoming due, IDT shall pay to Transgenomic interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of one percent (1.0%) per month, or if lower, the maximum amount permitted under applicable Law.
6.5    Records and Audit. IDT shall keep complete and accurate records of its, its Affiliates, and its licensees (and their sublicensees) sales of Surveyor Kit Products reasonably necessary for the calculation of the Net Sales and Earn Out Payment. Transgenomic may[…***…] nominate an independent Certified Public Accountant reasonably acceptable to IDT (the “Auditor”), who will have access to IDT’s sales records for the Surveyor Kit Products upon reasonable, but not less than […***…] business days’ prior written notice to IDT and during IDT’s normal business hours for the purpose of verifying the Net Sales and Earn Out Payment. Transgenomic shall, upon request, provide to IDT a copy of the Auditor's audit report. If the report shows that payments made by IDT are deficient, IDT shall pay Transgenomic the deficient amount within […***…] days after IDT’s receipt of the audit report and, if the amounts are deficient by more than […***…], […***…] will pay the reasonable costs of the Auditor.
7.    Confidentiality.
7.1    Disclosure of Confidential Information. In furtherance of this Agreement, each Party anticipates disclosing to the other Party certain Confidential Information that the disclosing Party desires the receiving Party to treat as confidential. Each Party hereby agrees to only disclose and use Confidential Information of the other Party to exercise its rights and perform its obligations under this Agreement. The receiving Party agrees not to disclose nor permit the disclosure of Confidential Information of the disclosing Party to any entity or person other than those among the receiving Party’s employees, contractors, and agents who (i) are bound by duties of confidentiality similar to this Agreement; and (ii) have a need to know and receive such Confidential Information in order for the receiving Party to perform its obligations under this Agreement. The receiving Party shall instruct such employees, contractors and agents to hold in confidence all Confidential Information of the disclosing Party made available to them and to use such Confidential Information only as permitted hereunder.
7.2    Compelled Disclosure. In the event the receiving Party is required by law and/or a valid court order or subpoena to disclose any portion of Confidential Information of the disclosing Party, such disclosure shall not be a breach of this Agreement provided that the receiving Party gives the disclosing Party prior written notice of such disclosure requirement, cooperates fully with the disclosing Party in seeking to obtain confidential treatment for such disclosure and to minimize the extent of such disclosure, and discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose.

* Confidential Treatment Requested

7.3    Protection of Confidential Information. Each Party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure or unauthorized use of the Confidential Information of the other Party. Without limiting the foregoing, each Party shall take at least those measures that it takes to protect its own like confidential information.
7.4    Ownership; Return of Confidential Information. The Parties hereto agree that Confidential Information of the disclosing Party is and shall remain the property of the disclosing Party. At any time upon the written request of a disclosing Party or upon termination of this Agreement, the receiving Party shall promptly return to the disclosing Party, or, upon the disclosing Party’s request destroy, all originals, copies, analyses, evaluations, extracts and summaries of documents, materials, and other tangible manifestations of such Confidential Information in the possession or control of the receiving Party.
7.5    Publicity. Neither Party shall use the other Party’s name (including the names of the other Party’s subsidiaries, parent or Affiliate (if any)), symbols or marks, or any derivatives thereof in any form of publicity without the prior written consent of the other Party.
7.6    Other Items. The Parties will keep the terms and conditions of this Agreement, the Surveyor Kit Materials, and the Surveyor Kit Customer List confidential.
8.    Representations and Warranties.
8.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
(d)    it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;
(e)    it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
(f)    the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and
(g)    when executed and delivered by such Party, this Agreement shall constitute the legal, valid and binding obligation of that Party, enforceable against that Party in accordance with its terms.
8.2    Representations and Warranties by Transgenomic. Transgenomic represents and warrants to IDT that, as of the Effective Date:
(d)    it is the sole and exclusive owner of the Surveyor Kit Patents; and

(e)    no claims, suits, actions, or proceedings are pending, nor is Transgenomic aware of any written claims, in either case alleging that the Surveyor Kits infringe upon or misappropriate the intellectual property rights of any other Person.
(f)    the contents of the letter attached hereto as Schedule 2 are true and accurate statements upon which IDT may reasonably rely.
(g)    Transgenomic per the terms and conditions of the License Agreement, has the right to assign the License Agreement to IDT, and, per the terms and conditions of the License Agreement, neither Transgenomic nor IDT will be obligated to pay any consideration to FCCC in connection with the initial assignment of the License Agreement to IDT.
8.3    Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH ABOVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THOSE CONCERNING THE TITLE, VALIDITY, ENFORCEABILITY OR SCOPE OF THE SURVEYOR KIT PATENTS OR SURVEYOR KIT TECHNOLOGY, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS WITH RESPECT TO THE SURVEYOR KITS.
9.    Indemnification.
9.1    Indemnification by Transgenomic. Transgenomic shall indemnify, defend and hold harmless IDT and its officers, directors, employees, and agents from and against all Losses arising out of or resulting from any third party claim, suit, action or other proceeding related to or arising out of or resulting from (i) any product liability claims arising out of the operation of the Surveyor Kits business by Transgenomic prior to the Effective Date, or (ii) Transgenomic’s (including by its officers, directors, employees, or agents) breach of Law or fraud, Transgenomic’s breach of the representations and warranties included in Sections 8.1 and 8.2 herein, or Transgenomic’s willful misconduct.
9.2    Indemnification from IDT. IDT shall indemnify, defend and hold harmless Transgenomic and its officers, directors, employees, and agents from and against all Losses arising out of or resulting from any third party claim, suit, action or other proceeding related to or arising out of or resulting from (i) the conduct of the Surveyor Kits business by IDT on or after the Effective Date, including, without limitation, and product liability claims or claims arising out of the tortious conduct of IDT or its officers, directors, employees, or agents, or (ii) IDT’s (including by its officers, directors, employees, or agents) breach of the representations and warranties included in Section 8.1 herein or Law, IDT’s fraud, or IDT’s willful misconduct.
9.3    Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, suit, or proceeding for which the indemnified party is seeking indemnification hereunder (each, an “Action”) and shall cooperate with the indemnified Party at the indemnifying Party's sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to indemnified Party to handle and defend the same, at the indemnifying Party's sole cost and expense. The indemnifying Party shall not settle any Action in a manner that adversely affects the rights of any indemnified Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified Party’s failure to perform any obligations under this Section 9.3 shall not relieve the indemnifying Party of its obligation under this Section 9.3 except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.
10.    LIMITATION OF LIABILITY.
10.1    Disclaimer of Special and Consequential Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON UNDER THIS AGREEMENT FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.
10.2    Limitation on Transgenomic’s Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT ARISING OUT OF TRANSGENOMIC’S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT WILL THE TOTAL, CUMULATIVE LIABILITY OF TRANSGENOMIC ARISING UNDER OR RELATING TO THIS AGREEMENT (REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH LIABILITY, WHETHER IN CONTRACT, TORT OR OTHERWISE) EXCEED THE AMOUNTS PAID TO TRANSGENOMIC HEREUNDER.

10.3    Limitation on IDT’s Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT ARISING OUT OF IDT’S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT WILL THE TOTAL, CUMULATIVE LIABILITY OF IDT ARISING UNDER OR RELATING TO THIS AGREEMENT (REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH LIABILITY, WHETHER IN CONTRACT, TORT OR OTHERWISE) EXCEED THE AMOUNTS PAYABLE TO TRANSGENOMIC HEREUNDER.
11.    Insurance. Each Party will maintain, at its sole expense, insurance coverage during the Term of this Agreement, and with respect to product liability, as follows: (a) Product liability insurance with respect to the Surveyor Kits with cover limits of not less than […***…] per occurrence and […***…] in the aggregate; and (b) Commercial General Liability insurance with a combined single limit of […***…], minimum liability of […***…] each occurrence, and […***…] in the aggregate. Upon request by either Party, the other Party will promptly provide the requesting Party with certificates of insurance or other reasonable written evidence of all coverages described in this Section.
12.    Covenant […***…]. For the period beginning on the Effective Date and ending on […***…], Transgenomic, and any successor in interest or assignee of Transgenomic, shall not […***…]. For the purposes of the foregoing, Transgenomic shall not be in breach of this Section 12 by reason of […***…].
13.    Term. This Agreement is perpetual and may not be terminated by either Party. Each of the Parties recognize their sole and exclusive remedy for any breach of this Agreement by the other Party shall be to seek legal and equitable relief before a court of Law, provided that any failure of IDT to pay the Initial Payment within thirty (30) days following the Effective Date shall cause this Agreement to be null and void.
14.    Miscellaneous.
14.1    Bankruptcy. The Parties agree that all rights and licenses granted to Transgenomic under this Agreement are rights and licenses in “intellectual property” within the scope of Section 101(35A) (or its successors) of Section 101 of the United States Bankruptcy Code, or its successors (collectively, the “Bankruptcy Code”) or any other similar law in any jurisdiction. Transgenomic shall have the rights set forth in this Agreement with respect to the Surveyor Kit Technology and Surveyor Kit Patents, including Improvements thereof, when and as developed or created. In addition and without limitation to the foregoing, Transgenomic, as a licensee hereunder, shall have and may fully exercise all rights available to it under the Bankruptcy Code or any other similar law in any jurisdiction, including, without limitation, under Section 365(n) or its successors. In the event of a case under the Bankruptcy Code or any other similar law in any jurisdiction involving IDT, in addition to and not in lieu or limitation of any other remedies available to Transgenomic, Transgenomic shall have the right to obtain (and IDT or any trustee for IDT or its assets shall, at Transgenomic’s written request, deliver to Transgenomic) all of IDT’s intellectual property rights granted to Transgenomic hereunder and a copy of all embodiments thereof, including, without limitation, embodiments of any and all Surveyor Kit Technology and Surveyor Kit Patents, or Improvements thereof.

* Confidential Treatment Requested

In addition, IDT shall take all steps reasonably requested by Transgenomic to perfect, exercise and enforce its rights hereunder, including, without limitation, filings in any patent or copyright office or with any other governmental entities with respect thereto, and under any applicable version of the Uniform Commercial Code.
14.2    Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.
14.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to IDT:	Integrated DNA Technologies, Inc. 1710 Commercial Park Coralville, Iowa 52241 Facsimile: 319-626-8444 Attention: LEGAL DEPARTMENT
If to Transgenomic:	Transgenomic, Inc. 12325 Emmet Street, Omaha, Nebraska 68164 Facsimile: [FAX NUMBER] Attention: CHIEF EXECUTIVE OFFICER
Notices sent in accordance with this Section shall be deemed effectively given: (i) when received, if delivered by hand (with written confirmation of receipt); (ii) when received, if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.
14.4    Interpretation. For purposes of this Agreement, (1) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
14.5    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
14.6    Entire Agreement. This Agreement, together with the Manufacturing Services Agreement and all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including, without limitation, the LOI.
14.7    Assignment. Either Party may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without the other Party’s consent. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.
14.8    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
14.9 Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
14.10     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
14.11Equitable Remedies. The Parties hereto recognize and agree that the unauthorized use or disclosure of a Party’s Confidential Information, or any breach or threatened breach of any of the assignments, licenses or rights granted under this Agreement to the Parties, shall cause irreparable harm and significant injury to the other Party and that money damages may not be a sufficient remedy for any such breach of this Agreement. Therefore, each Party agrees that the other Party shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate. This right shall be in addition to any other remedy available to the other Party at law or in equity.
14.12     Force Majeure. Neither Party shall be in default by reason of any failure or delay in performance of its obligations (other than IDT’s payment obligations hereunder) if such failure or delay arises out of causes beyond the control (whether caused directly or indirectly) of such Party. Such causes may include, but are not restricted to: Acts of God or of the public enemy; acts of government (including specifically but not exclusively any orders, rules, or regulations issued by any official or agency of any such government or changes in applicable laws or regulations) in either its sovereign or contractual capacity; riots; fires; earthquake; floods; epidemics; quarantine restrictions; embargoes; strikes; labor difficulties; unusually severe weather; shortages in labor, fuel, materials and supplies; denial of service attacks, failure of internet or wireless service, or any combination thereof.
14.13     Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.
14.14     Arbitration.
(a)    If the Parties hereto are unable to resolve, after good faith negotiations, which each Party hereby covenants to undertake, any dispute, controversy or claim arising out of or relating to this Agreement, its construction or interpretation, the validity of any of its sections, including this Section 14.14, or the actual or alleged material breach of this arrangement within sixty (60) days after written notice of a dispute or material breach has been sent by one Party to another Party, then the dispute shall be finally decided by binding confidential arbitration conducted by a panel of three arbitrators by and in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association (“AAA”) and the procedures set forth in this Section 14.14. In the event of any inconsistency between the rules of AAA and the procedures set forth in this Section 14.14, the procedures set forth in this Section 14.14 shall control. For the avoidance of doubt, the provisions of this Section 14.14 shall not apply to any dispute involving any Confidential Information or any intellectual property rights, or to any dispute for which arbitration is prohibited by any applicable law or treaty. The arbitration shall be governed by California substantive and procedural law.
(b)    The location of the arbitration shall be in San Francisco, California. All Parties hereby irrevocably submit to the exclusive jurisdiction and venue of the AAA arbitration panel selected by the Parties and located in San Francisco, California for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the state and federal courts located in the City and County of San Francisco, California for any action or proceeding, including enforcement of arbitration awards, and waive any right to contest or otherwise object to such jurisdiction or venue.
(c)    The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. The arbitrator selection process shall be carried out under the AAA’s “Arbitrator Select: List and Appointment” process, using a list of 15 candidate arbitrators. Each Party shall independently rank the list of proposed arbitrators in order of preference, following which the AAA shall apply its normal selection procedures. If fewer than three candidate arbitrators from the initial list of 15 candidates survive the conflict check, objection process and other AAA procedures, then the AAA shall provide additional lists of candidate arbitrators, namely, a list of five new arbitrator candidates for each arbitrator slot remaining to be filled. The AAA selection process shall then continue in this manner until all three arbitrator slots have been filled.
(d)    The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. The arbitrators shall in all instances follow the Federal Rules of Evidence. Pursuant to the Rules of AAA, the Parties may subpoena witnesses and documents for presentation at the hearing. Depositions shall not be permitted. Stenographic records shall be made of all hearings and shall be made available to the Parties and the arbitrators. The costs of making the stenographic records shall be shared equally unless and until directed otherwise by the arbitrators.
(e)    Prompt resolution of any dispute is important to all Parties; and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.
(f)    The arbitrators may grant any legal or equitable remedy or relief, including injunctive relief, that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a California or federal court. The arbitration panel shall have the power to compel specific action(s) by the Parties. The decision of any two of the three arbitrators appointed shall be binding upon the Parties. The determination made by the arbitration panel in accordance with Section 14.14 shall be delivered in writing to the Parties hereto and shall be final, binding and conclusive, and shall not be subject to appeal.
(g)    The arbitration award shall include (i) a provision that the prevailing Party in such arbitration shall recover its costs from the other Party relating to the prevailing Party’s expenses for the arbitration and reasonable attorneys’ fees, (ii) the amount of such costs and fees, and (iii) an order that the losing Party pay the fees of the AAA, the arbitrators, expert witnesses, stenographic recording, and reasonable attorney’s fees.

Unless and until the arbitrators decide that a Party is to pay for all (or a share) of the AAA’s fees, stenographer’s fees and arbitrators’ fees, the Parties shall share equally in the payment of same, as and when billed.
14.15     Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding other than as provided in Section 14.14, is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its actual attorneys’ fees and court costs from the non-prevailing Party. The prevailing party’s award of attorney’s fees shall be apportioned according to the percentage of monetary damages actually awarded measured against the monetary damages claimed.
14.16     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Transgenomic, Inc.
By: /s/ Paul Kinnon Name: Paul Kinnon Title: President & CEO

Integrated DNA Technologies, Inc.
By /s/ Joseph A. Walder Name: Dr. Joseph A. Walder Title: Chief Executive Officer

SCHEDULE 1
SURVEYOR KIT PATENTS
Issued
US 7,120,075: Isolated CEL II endonuclease

US 7,579,155: Method for identifying the sequence of one or more variant nucleotides in a nucleic acid molecule

US 7,560,261: Nucleic acid sequences encoding CEL II endonuclease

US 7,749,708: Method for identifying the sequence of one or more variant nucleotides in a nucleic acid Molecule

Pending
EP 2776860: Method for identifying the sequence of one or more variant nucleotides in a nucleic acid molecule

EP 2195463: Method for identifying the sequence of one or more variant nucleotides in a nucleic acid molecule

EP 1781781: Nucleic acid sequences encoding CEL II endonuclease

JP 2008503210: Nucleic acid sequences encoding CEL II endonuclease